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                                                                  Exhibit (e)(5)


AMENDMENT NO. 1 TO STOCKHOLDER PROTECTION RIGHTS AGREEMENT


     THIS AMENDMENT NO. 1 to the Stockholder Protection Rights Agreement, dated as of February 13, 1997 (the "Rights Agreement"), between KLLM Transport Services, Inc. (the "Company") and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent") is dated and effective as of May 25, 2000.

                              W I T N E S S E T H:

     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement, and pursuant to Section 5.4 of the Rights Agreement, the Company and the Rights Agent may amend or supplement the Rights Agreement in any respect prior to the close of business on the Flip-in Date (as defined in the Rights Agreement);

     WHEREAS, a Flip-in Date has not occurred; and

     WHEREAS, all acts and things necessary to make this Amendment No. 1 a valid agreement according to its terms have been done and performed, and the execution and delivery of this Agreement by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

     NOW, THEREFORE, in consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this amendment, the parties hereby agree as follows:

     1. The Rights Agreement is hereby modified and amended by adding a sentence to the end of the definition of "Acquiring Person" in Section 1.1 to read as follows:

     Notwithstanding anything to the contrary, the term "Acquiring Person" shall not include High Road Acquisition Corp., a Delaware corporation, or its Subsidiaries, Affiliates, Associates or stockholders (hereinafter, collectively, "High Road") as a result of the approval, execution, delivery, performance, exercise of rights pursuant to, amendment or consummation of any transaction contemplated by the Plan and Agreement of Merger dated as of the date of this Amendment No. 1 by and among the Company, High Road Acquisition Corp. and High Road Acquisition Subsidiary Corp., as it may be amended from time to time (the "Merger Agreement").

     2. The Rights Agreement is hereby further modified and amended by adding an additional paragraph in Section 1.1 at the end of the paragraph defining the terms "Beneficial Owner," to have "Beneficial Ownership" of, and to "Beneficially Own" reading as follows:

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     Notwithstanding anything in the definition of "Beneficial Owner," to have
     "Beneficial Ownership" of, or to "Beneficially Own," to the contrary, High Road shall not be deemed to be the Beneficial Owner of, nor to have Beneficial Ownership of, or to Beneficially Own, any of the Common Stock of the Company by reason of the approval, execution, delivery, performance, exercise of rights pursuant to, amendment or consummation of any transaction contemplated by the Merger Agreement.

     3. The Rights Agreement is hereby further modified and amended by deleting the definition of "Expiration Time" set forth in Section 1.1 of the Rights Agreement and substituting therefor the following:

     "Expiration Time" shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) the close of business on the tenth-year anniversary of the Record Time, (iv) upon the merger of the Company into another corporation pursuant to an agreement entered into prior to a Flip-in Date, and (v) immediately prior to the acceptance for purchase of Common Stock by High Road pursuant to the tender offer described in the Merger Agreement.

     4. The Rights Agreement is hereby further modified and amended by deleting the definition of "Separation Time" set forth in Section 1.1 of the Rights Agreement and substituting therefor the following:

     "Separation Time" shall mean the close of business on the earlier of (i) the tenth business day (or such later date as the Board of Directors of the Company may from time to time fix by resolution adopted prior to the Separation Time that would otherwise have occurred) after the date of commencement by any Person (other than High Road) of a tender or exchange offer the consummation of which would result in such Persons becoming an Acquiring Person and (ii) the Flip-in Date; provided that if the foregoing
                                                 --------
     results in the Separation Time being prior to the Record Time, the Separation Time shall be the Record Time and provided further, that if any
                                                  -------- -------
     tender or exchange offer referred to in clause (i) of this paragraph is canceled, terminated or otherwise withdrawn prior to the Separation Time without the purchase of any shares of Common Stock pursuant thereto, such offer shall be deemed for purposes of this paragraph, never to have been made. Notwithstanding anything herein to the contrary, a Separation Time shall not be deemed to have occurred prior to the termination of the Merger Agreement unless the Board of Directors of the Company receives the prior written consent of High Road Acquisition Corp., and if the tender offer described in the Merger Agreement is consummated, the Separation Time shall be deemed never to have occurred.

     5. The Rights Agreement is hereby further amended by adding the following new Section 5.19 at the end:

     5.19  High Road Transaction.  Notwithstanding anything in this Agreement to
           ---------------------
     the contrary, neither (a) the approval, execution, delivery, performance, exercise of rights pursuant to, amendment or consummation of any transaction contemplated by the Merger Agreement or (b) the public announcement or making of a tender offer by High Road for Common Stock of the Company, or the acceptance for purchase or purchase of such stock, pursuant to the Merger Agreement shall cause (i) High Road to become an Acquiring Person, (ii) a Stock Acquisition Date, Flip-in Date or Flip-over Transaction or Event to occur, or (iii) the Separation Time to occur.

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     6.  This Amendment No. 1 to the Rights Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

     7. This Amendment No. 1 to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

     8. Except as expressly set forth herein, this Amendment No. 1 to the Rights Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Rights Agreement to be duly executed on and as of the day and year first above written.


Attest:                         KLLM TRANSPORT SERVICES, INC.


By:                             By:  /s/ James Leon Young
    -----------------------          -----------------------------
    Name:                            Name:  James Leon Young
    Title:                           Title:  Secretary - Director



Attest:                         HARRIS TRUST AND SAVINGS BANK


By:  /s/ Albert J. Whipkey      By:  /s/ Michael J. Lang
     ----------------------          -----------------------------
     Name:  Albert J. Whipkey        Name: Michael J. Lang
     Title:  CSR                     Title:  Vice President


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